EXHIBIT (d)(2)(J)

Term Insurance Rider for Other Insured Persons

The Union  Central  Life  Insurance  Company

Cincinnati, Ohio

TERM INSURANCE  RIDER  FOR OTHER INSURED PERSONS

PERSONS INSURED.  This  rider  insures  each  person  named  in  the  application for insurance under this  rider  and  in  the policy schedule.

PAYMENT OF INSURANCE. We  will  pay  the  benefit  amount under this rider in a  lump  sum as soon  as  we  receive satisfactory proof that  the  insured person died  while  this  rider  was  in  force,  and  other  proof  that  we  may  require  in  order to investigate the claim. We  will   pay  the benefit amount shown on the policy  schedule for that insured person. The benefit will  be  paid  to  the  designated  beneficiary,  if  any;  otherwise  to

(1)   you,  if  living;  otherwise  to

(2)   your  estate.

BENEFIT AMOUNT  CHANGES.  On or after one year from the effective date for this rider, you  may  change any benefit amount  under  this  rider,  by  written  notice  to  us. Any  change  is  subject  to  the  following  conditions:

(1)   Any increase will require evidence of insurability on the insured person. An  approved increase will have an effective date  shown  on  the  policy  schedule  at  the  time  of  the  increase.

(2)   A decrease will be  effective  on  the  monthly  date  following our  receipt  of  written  notice. Any  reduction will be made in  the  following  order:

(a)   against the  most  recent  increase  in  benefit  amount;

(b)   against the  next  most  recent  increases  in  benefit  amount;

(c)   against the  initial  benefit  amount.

(3)   Any decrease  is  subject  to  a  minimum benefit amount  of $25,000 for each  insured  person.

CONVERSION PRIVILEGE.  You  may  convert  the  insurance   on  each  insured   person,  without  evidence  of  insurability, if:

(1)  the  face  amount  of  the  new  policy  is  at  least  $25,000;

(2)  you  give  us  written  notice  before  the  annual  date  nearest  age  75  of  that  insured  person;  and

(3)  the  face  amount  of  the  new  policy  does  not  exceed  the  benefit  amount  for  that insured person  under  this  rider  on the date  of  conversion.

If the policy terminates  for  a  reason other than  lack of a  required premium, including death by suicide of the  insured covered  by  the  base  policy,  and  all  the  above  conditions are met,  you  or  any  insured person under  this  rider  may  exercise the conversion  privilege  within  31  days  of  the  date  of  termination.

The new  policy  may  be  any  permanent plan issued  by  us  on  the  date  of  conversion. It will be  of  the  same  rate  class  as  the insurance converted, if such rate class exists. If not, the rate class  of  the  new  policy  will  be  a  similar rate class made available by us  for  this purpose. The date of conversion will be  the monthly  date  following written  notice  to  us. The policy  date  of  the  new  policy  will  be  the  date  of  conversion. The incontestability  and  suicide  provisions  of  the  new  policy will be  measured from the  effective  date  of  this  rider for the  insured   person  on  whom insurance is converted. Insurance under this  rider  on  that  insured  person  will  terminate  on  the  date  of  conversion.

MISSTATEMENT OF AGE OR GENDER. If  the  age  or  gender of any  insured person has been misstated,  we  will make the  following  adjustments:

(1)  If  the  misstatement  is  discovered  at  death,  the  benefit  amount  will  be  adjusted   based  on  what  the  term  insurance rider charge  as  of  the  most  recent monthly  date  would  have  purchased at the  insured person's correct age and gender.

(2)   If the misstatement is  discovered prior to death, the cash  surrender  value  will  be  adjusted to reflect the term insurance  rider  charges  based  on  the  insured  person's  correct  age  and  gender  from  the  rider  effective  date. If applicable, the  Lapse  Protection Value will  be  adjusted  to  reflect  the  Lapse  Protection term rider  charges  based  on the insured  person's  correct  age  and  gender  from  the  rider  effective  date.

INCONTESTABILITY. We  will  not  contest  this  rider  with  respect  to  each  insured  person  after  the benefit  amount  on that  person  has  been  in  force during  that  person’s  life for  two  years. Our  total  liability  will  be to  return  the monthly  rider charges  for  insurance on  that  person. We  will  not  contest  any  increased  benefit  amount  later  than  two  years  after  its effective date. Our  total  liability  for  that  increase will  be to  return  the monthly  rider  charges  for  that  increase. If  this rider  is  reinstated,  the incontestable period  will  start  over  again  beginning  on  the reinstatement  date,  but  only  for statements  made in  the application  for  reinstatement. All  statements  made in  the application  for  issuance or  reinstatement are representations  and  not  warranties. No such  statements  will  be used  in  defense of  a  claim  under  this  rider  unless  they are material  misrepresentations  contained  in  a  written  application. A copy  of  such  statement  must  be made a part  of  the policy  to  which  this  rider  is  attached.

SUICIDE. If  any insured  person  under  this  rider  commits  suicide  within  two years  after  the  date  that  person’s  insurance starts,  our  total  liability  will  be  to  return  the  monthly  rider  charges  for  insurance  on  that  person. If  any  insured  person under  this  rider  commits  suicide  within  two  years  after  the  effective  date  for  an  increase  in  the  benefit  amount  for  that insured  person,  our  total  liability  for  that  increase  will  be  to  return  the  monthly  rider  charges  for  that  increase. If  a  rider is  reinstated,  the suicide period  will  not  start  over  but  will  be measured  from  the original  effective date for  this  rider.

TERMINATION. This  rider  will  terminate;

(1)   when  the policy  terminates;  or

(2)   on  the first  monthly  date  after  you  give us  written  notice;  or

(3)   when  there is  no  insured  person  covered  by  this  rider.

REINSTATEMENT. You  may  put  insurance under  this  rider  back  in  force by  written  notice  to  us  if:

(1)   the policy  is  in  force;

(2)   each  insured  person  on  whom  insurance  is  being  reinstated  provides  us  with  evidence  of  insurability  within  five years  after  the insurance terminated;  and

(3)   enough  premium  is  paid  to  keep  this  rider  in  force for  three months.

CONTRACT. This  rider  is  made  a  part  of  the  policy  and  is  based  on  the  application  and  any  supplemental  applications for  this  rider.

MONTHLY  DEDUCTIONS. We  will  deduct  the monthly  cost  of  this  rider  until  it  terminates. The actual  monthly charge for  each  insured  person  is  based  on  the insured  person’s  attained  age,  gender,  rate class,  and  benefit  amount,  and will  not  exceed  the maximum  monthly  term  insurance rider  for  other  insured  persons  charge shown  on  the policy schedule. Any  change in  the monthly  charge for  this  rider  will  be on  a  uniform  basis  for  insured  persons  of  the same attained  age,  gender,  rate class,  and  benefit  amount.

RIDER  SPECIFICATIONS. The  effective  date(s),  benefit  amount(s)  and  maximum  monthly  charges  for  this  rider  are shown  on  the policy  schedule.

THE UNION  CENTRAL  LIFE  INSURANCE  COMPANY

Secretary	President